ProPetro Reports First Quarter 2018 Results
-- Deployed Two New-Build Frac Fleets and Enhanced Legacy Fleets During the Period --
-- Recently Commenced Operations of Additional New-Build Frac Fleet --

MIDLAND, TX, May 8, 2018 (Businesswire) - ProPetro Holding Corp. (“ProPetro” or “the Company”) (NYSE: PUMP) today announced financial and operational results for the first quarter of 2018.
First Quarter 2018 and Recent Highlights

•	Total revenue for the quarter increased approximately 23% to $385.2 million, compared to $313.7 million for the fourth quarter of 2017.

•	Net income for the quarter was $36.7 million, or $0.42 per diluted share, as compared to $10.1 million, or $0.12 per diluted share, for the fourth quarter of 2017.

•	Adjusted EBITDA for the quarter was $76.7 million, up 79% from $42.8 million for the fourth quarter of 2017.

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Frac fleet remained fully utilized, including deployment of two new-build fleets, and an additional 35,000 hydraulic horsepower (“HHP”) HHP into the legacy fleet. Period ending capacity was 815,000 HHP, or 18 fleets - more than a 18% increase as compared to 690,000 HHP at the end of the fourth quarter of 2017.

•	In April took delivery and immediately commenced operations of an additional new-build frac fleet bringing total deployed capacity to 860,000 HHP, or 19 fleets.

•	As previously announced, the Company plans to deploy one additional new-build fleet in the fourth quarter of 2018. This addition will increase total frac fleet capacity to 905,000 HHP, or 20 fleets.

Adjusted EBITDA is a Non-GAAP financial measure and is described and reconciled to net income (loss) in the table under “Non-GAAP Financial Measures.”
Dale Redman, Chief Executive Officer, commented, “I am pleased to report that our business is off to a great start in 2018. Through our best in class operations team and close collaboration with our customers, we avoided many of the headwinds that our sector faced in the first quarter. We are especially encouraged by the continued strength in activity in the Permian Basin and strong demand for our fully utilized frac fleet. We will continue to focus on executing at the wellsite to provide our customers with unmatched service as we help them harvest their respective resources in the most active onshore basin in the U.S.”
First Quarter 2018 Financial Summary
Revenue for the first quarter of 2018 was $385.2 million, or almost 23% higher than $313.7 million for the fourth quarter of 2017. The increase was primarily attributable to increased fleet size as well as fewer seasonal down days than the prior quarter, leading to improved profitability for the Company’s pressure pumping and other services. During the first quarter of 2018, 97.4% of total revenue was associated with pressure pumping services, which was similar to the fourth quarter of 2017.
Costs of services excluding depreciation and amortization for the first quarter of 2018 increased to $298.1 million from $262.0 million during the fourth quarter of 2017 primarily due to higher activity levels and fleet size, coupled with an associated increase in headcount. As a percentage of pressure pumping segment revenues, pressure pumping costs of services decreased to 77% from 83% for the fourth quarter of 2017 due to improved pricing and operating leverage as activity increased without a significant corresponding increase in costs.
General and administrative expense was $11.9 million as compared to $10.3 million in the fourth quarter of 2017. The increase was primarily attributable to higher property taxes, insurance expense and professional fees. General and administrative expense, exclusive of stock-based compensation, was $11.2 million or 2.9% of revenue for the first quarter of 2018.

Net income for the first quarter of 2018 totaled $36.7 million, or $0.42 per diluted share, versus $10.1 million, or $0.12 per diluted share, for the fourth quarter of 2017.
Adjusted EBITDA increased approximately 79% to $76.7 million for the first quarter of 2018 from $42.8 million in the previous quarter. Adjusted EBITDA margin for the first quarter of 2018 was approximately 20%, as compared to approximately 14% for the fourth quarter of 2017.
Operational Highlights and Fleet Expansion
Active HHP deployed during the quarter averaged 752,000, or 17.4 fleets, and active HHP at quarter end was 815,000, or 18 fleets. The Company also enhanced its legacy fleets with an additional 35,000 HHP, all of which was deployed by the end of the first quarter, bringing average pressure pumping capacity to approximately 45,000 HHP per fleet. An additional new-build 45,000 HHP fleet commenced operations in April with a dedicated customer bringing active horsepower to date to 860,000, or 19 fleets. As previously announced, to support strong demand for pressure pumping services, ProPetro plans to expand its fracturing capacity by an additional 45,000 HHP, or one fleet, in the fourth quarter of 2018, bringing expected 2018 year-end capacity to 905,000 HHP, or 20 fleets.
Also, as previously announced, the Company recently deployed one new build coiled tubing unit and one new build cementing unit, both of which will operate under long-term dedicated agreements. This brings total coiled tubing capacity to three units and total cementing capacity to 16 units. To support growing demand, ProPetro plans to further expand its cementing fleet capacity with two additional new-build units that are targeted to commence operations later this year.
Liquidity and Capital Spending
As of March 31, 2018, total cash was $46.4 million and total debt was $117.3 million. Total liquidity at the end of the first quarter of 2018 was $146.4 million, including cash and $100 million of capacity under the Company’s $200 million revolving credit facility.
Capital expenditures incurred during the first quarter of 2018 were $80.0 million, which reflects spending on ProPetro’s growth initiatives as well as maintenance capital.
Outlook
Mr. Redman concluded, “The outlook for E&P activity in the Permian remains strong and the need for efficient pressure pumping services is growing. Our leading position in the basin provides us with unique visibility, and we are responding to our customer’s long-term needs through further targeted expansion of our fleet capacity and driving increased efficiencies at the wellsite. As in the past, our workforce and customer relationships will remain our top focus as we continue to differentiate our brand and service offerings, which will drive further value for our customers, supply chain partners and shareholders.”
Conference Call Information
The Company will host a conference call at 8:00 AM Central Time on Wednesday, May 9, 2018 to discuss financial and operating results for the first quarter of 2018 and recent developments. This call will also be webcast, along with a presentation slide deck on ProPetro’s website at www.propetroservices.com.  The slide deck will be published on the website the morning of the call.
To access the conference call, U.S. callers may dial toll free 1-877-317-6799 and international callers may dial 1-412-317-6799. Please call ten minutes ahead of the scheduled start time to ensure a proper connection. A replay of the conference call will be available for one week following the call and can be accessed by dialing 1-877-344-7529 for U.S. callers and 1-412-317-0088 for international callers. The access code for the replay is 10116670.
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About ProPetro

ProPetro Holding Corp. is a Midland, Texas-based oilfield services company providing pressure pumping and other complementary services to leading upstream oil and gas companies engaged in the exploration and production of North American unconventional oil and natural gas resources.
Forward-Looking Statements
The information above includes forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. These forward-looking statements are subject to certain risks, uncertainties and assumptions identified above or as disclosed from time to time in the Company’s filings with the Securities and Exchange Commission. As a result of these factors, actual results may differ materially from those indicated or implied by such forward-looking statements.

Contact: ProPetro Holding Corp

Sam Sledge, 432-688-0012
Director of Investor Relations
sam.sledge@propetroservices.com

Reportable Segment Information

Non-GAAP Financial Measures

Adjusted EBITDA is not a financial measure presented in accordance with GAAP. We believe that the presentation of this non-GAAP financial measure provides useful information to investors in assessing our financial condition and results of operations. Net income is the GAAP measure most directly comparable to Adjusted EBITDA. Non-GAAP financial measures should not be considered as alternatives to the most directly comparable GAAP financial measure. Non-GAAP financial measures have important limitations as analytical tools because they exclude some, but not all, items that affect the most directly comparable GAAP financial measures. You should not consider Adjusted EBITDA in isolation or as a substitute for an analysis of our results as reported under GAAP. Because Adjusted EBITDA may be defined differently by other companies in our industry, our definitions of this non-GAAP financial measure may not be comparable to similarly titled measures of other companies, thereby diminishing their utility.

Reconciliation of net income (loss) to adjusted EBITDA: